Exhibit 99.1

Atossa Therapeutics Reports First Quarter 2026 Financial Results and Provides a Corporate Update

SEATTLE, WASHINGTON, May 8, 2026 — Atossa Therapeutics, Inc. (Nasdaq: ATOS) (Atossa or the Company), a clinical-stage biopharmaceutical company developing novel therapies in oncology and other areas of high unmet clinical need, today announces its financial results and provides an update on recent corporate developments for the first quarter ended March 31, 2026.

“During the quarter, we made meaningful progress advancing our (Z)-endoxifen development strategy across both oncology and rare disease indications,” stated Dr. Steven Quay, M.D., Ph.D., Atossa Therapeutics’ President and Chief Executive Officer. “We continued to advance (Z)-endoxifen in the clinic for the treatment of breast cancer, while also generating data to support its potential in rare diseases, including Duchenne Muscular Dystrophy (DMD) and McCune-Albright Syndrome. Importantly, we secured both Orphan Drug and Rare Pediatric Disease designations from the FDA for (Z)-endoxifen in DMD, and subsequently we’ve received Rare Pediatric Disease designation from the FDA for McCune-Albright Syndrome, reinforcing the potential of our programs in areas of high unmet need. Building on this momentum, we remain focused on identifying additional indications where our platform can deliver meaningful therapeutic benefit to patients with limited treatment options.”

Dr. Quay continued, “Our balance sheet remains strong, positioning us to continue to execute across our strategic plans, and deliver value to shareholders in upcoming quarters.”

First Quarter 2026 & Recent Highlights

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Atossa Therapeutics Presented Encouraging Pre-clinical data for (Z)-Endoxifen in DMD at the MDA Clinical & Scientific Conference - In an oral presentation on March 11, 2026, the Company demonstrated that (Z)-endoxifen improved muscle strength, increased lean mass, and reduced biochemical markers of muscle damage in dystrophic mouse models. We believe these data support advancement into the clinical setting.

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Atossa Therapeutics Received FDA Orphan Drug Designation for (Z)-Endoxifen for the Treatment of DMD - In January 2026, Atossa announced that the U.S. Food and Drug Administration (FDA) Office of Orphan Products Development (OOPD) granted Orphan Drug Designation to (Z)-endoxifen for the treatment of DMD. Orphan Drug Designation is granted by the FDA to therapies intended to treat rare diseases or conditions. The designation is designed to encourage drug development by offering certain potential incentives, such as regulatory support and, if the product ultimately receives marketing approval for the designated indication, eligibility for a period of market exclusivity. The Company previously received Rare Pediatric Disease (RPD) designation for (Z)-endoxifen for the treatment of DMD.

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Atossa Therapeutics Received FDA RPD Designation for (Z)-Endoxifen for McCune-Albright Syndrome – In early May 2026, Atossa announced that the FDA had granted RPD for (Z)-Endoxifen for McCune-Albright Syndrome, which is the Company’s second of such designations received in the last 6 months for rare diseases with currently unmet need. Upon approval of a qualifying marketing application, drugs with RPD designation may be eligible for a Priority Review Voucher (PRV), which can be used to obtain priority review for a future application or may be sold or transferred to another sponsor. In the last 18 to 24 months, disclosed PRV sales have ranged from $100–$205 million.

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Atossa Therapeutics Strengthened Clinical Leadership Team with the Addition of Two Experienced Biopharma Executives - Atossa announced the engagement of Kathy Puyana Theall, M.D. as Medical Director - Breast Oncology, and Adebola Giwa, M.D. as Medical Director - Rare Diseases. We believe the addition of these two highly experienced physicians and clinical leaders meaningfully strengthens Atossa’s ability to execute on its (Z)-endoxifen development strategy across both breast cancer and rare disease programs, including DMD and McCune-Albright Syndrome, as the Company advances toward key clinical and regulatory milestones.

Financial Results for the First Quarter Ended March 31, 2026

Operating Expenses. Total operating expenses were $9.9 million for the three months ended March 31, 2026, which was an increase of $2.5 million, from total operating expenses for the three months ended March 31, 2025 of $7.4 million. Factors contributing to the increased operating expenses in the three months ended March 31, 2026 are explained below.

Research & Development (R&D) Expenses. The following table provides a breakdown of major categories within R&D expenses for the three months ended March 31, 2026 and 2025, together with the dollar change and percentage change in those categories (dollars in thousands):

		For the Three Months Ended March 31,
		2026	2025	Increase (Decrease)	% Increase (Decrease)
Research and Development Expenses
	Clinical and pre-clinical trials	$3,718	$2,747	$971	35%
	Compensation	934	880	54	6%
	Professional fees and other	127	530	(403)	(76)%
	Research and Development Expenses Total	$4,779	$4,157	$622	15%

As (Z)-endoxifen is our only product candidate for which we currently incur R&D expenses, we have not further disaggregated R&D expenses by product candidate:

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Clinical and non-clinical trial expenses increased $1.0 million for the three ended March 31, 2026, compared to the three months ended March 31, 2025, due to increases in spend related to our (Z)-endoxifen trials, including drug development costs.

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The increase in R&D compensation expenses of $0.1 million for the three months ended March 31, 2026 compared to the three months ended March 31, 2025, was due primarily to increases in non-cash stock-based compensation expense of $0.1 million.

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The decreases in R&D professional fees and other of $0.4 million for the three months ended March 31, 2026, compared to the three months ended March 31, 2025, were primarily attributable to lower regulatory consulting fees in the first quarter of 2026 related to our (Z)-endoxifen program as compared to the same quarter in the prior year.

General and Administrative (G&A) Expenses. The following table provides a breakdown of major categories within G&A expenses for the quarter ended March 31, 2026 and 2025, together with the dollar change and percentage change in those categories (dollars in thousands):

		For the Three Months Ended March 31,
		2026	2025	Increase (Decrease)	% Increase (Decrease)
General and Administrative Expenses
	Compensation	$1,311	$1,462	$(151)	(10)%
	Professional fees and other	3,780	1,795	1,985	111%
	General and Administrative Expenses Total	$5,091	$3,257	$1,834	56%

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The decrease in G&A compensation expenses of $0.2 million for the three months ended March 31, 2026, compared to the three months ended March 31, 2025, was due primarily to a decrease in headcount in the current year period compared to the same period in the prior year.

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The increase in G&A professional fees and other of $2.0 million for the three months ended March 31, 2026, compared to the three months ended March 31, 2025, was due primarily to higher legal fees of $1.8 million, related to our ongoing patent litigation activity, which has subsequently been settled, as well as fees associated with management of our intellectual property portfolio and other legal matters.

Interest Income. Interest income of $0.3 million for the quarter ended March 31, 2026 represented a decrease of $0.4 million compared to the prior year period. The decrease was due primarily to lower average cash balances invested in our money market account during the current year period relative to the same period in the prior year.

About Atossa Therapeutics

Atossa Therapeutics, Inc. (Nasdaq: ATOS) is a clinical-stage biopharmaceutical company developing innovative medicines in oncology and other areas of significant unmet need. The Company’s lead product candidate, (Z)-endoxifen, is currently in development across several clinical settings.

(Z)-Endoxifen is a potent Selective Estrogen Receptor Modulator/Degrader (SERM/D) with demonstrated activity across multiple mechanisms of interest. Atossa is evaluating its potential applications in oncology and rare diseases. The Company’s proprietary oral formulation has shown a favorable safety profile and pharmacology distinct from tamoxifen, including ER-targeted effects and PKC inhibition. Atossa’s (Z)-endoxifen is not approved for any indication.

Atossa has received Orphan Drug Designation from the U.S. Food and Drug Administration (FDA) for (Z)-endoxifen for the treatment of Duchenne Muscular Dystrophy, as well as Rare Pediatric Disease (RPD) designation for (Z)-endoxifen for the treatment of both Duchenne Muscular Dystrophy and McCune-Albright Syndrome. Upon approval of a qualifying marketing application, drugs with RPD designation may be eligible for a Priority Review Voucher (PRV), which can be used to obtain priority review for a future application or may be sold or transferred to another sponsor. In the last 18–24 months, disclosed PRV sales have ranged from $100–$205 million.

Atossa’s (Z)-endoxifen program is supported by a growing global intellectual property portfolio, including multiple recently issued U.S. patents and numerous pending applications worldwide.

More information is available at https://atossatherapeutics.com.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of applicable securities laws, including but not limited to, our 2026 outlook and our expectations regarding the Company’s development and regulatory strategy and related milestones, the potential indications that the Company may pursue for (Z)-endoxifen, the potential for (Z)-endoxifen to receive regulatory approval and the timing thereof, the Company's progress across its pipeline and potential commercialization, the strength of the Company's patent portfolio, the Company’s potential eligibility for and the value of a Rare Pediatric Disease Priority Review Voucher (PRV), and the potential market and growth opportunities for the Company. Words such as “expect,” “potential,” “continue,” “may,” “will,” “should,” “could,” “would,” “seek,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” “design,” “predict,” “future,” or other similar expressions or statements regarding intent, belief or current expectations, are forward-looking statements.

Forward-looking statements in this press release are subject to risks and uncertainties that may cause actual results, outcomes, or the timing of actual results or outcomes to differ materially from those projected or anticipated, including, without limitation, risks and uncertainties associated with: our ability to successfully execute our strategy to shorten our clinical development timelines and pursue a DMD or McCune-Albright Syndrome indication or other indications for our lead program, (Z)-endoxifen; expected timing, completion and results of our preclinical studies, clinical trials, and research and development programs; the unpredictable relationship between preclinical study results and clinical study results; the timing or likelihood of regulatory filings and approvals; the outcome or timing of necessary regulatory approvals; our ability to receive orphan-drug exclusivity for (Z)-endoxifen for DMD; our ability to maintain compliance with Nasdaq listing requirements; our ability to establish and maintain intellectual property rights covering our products; the impact of general macroeconomic conditions on our business; our ability to raise capital; and other risks and uncertainties detailed from time to time in Atossa’s filings with the SEC, including, without limitation, its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

The market value of a PRV is variable and subject to a number of factors beyond our control and reported past PRV sale amounts are not necessarily indicative of PRV sale amounts in the future.

Forward-looking statements are presented as of the date of this press release. Except as required by law, we do not intend to update any forward-looking statements.

Investor & Media Contact

Investors: WaterSeid Partners, Inc. — ATOS@waterseid.com

Media: Elev8 New Media — atossa@elev8newmedia.com

ATOSSA THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(amounts in thousands, except share and per share data)

(Unaudited)

	March 31, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$31,718	$41,299
Restricted cash	110	110
Prepaid materials	3,013	3,081
Prepaid expenses and other current assets	1,827	1,128
Total current assets	36,668	45,618
Other assets	1,275	1,990
Total assets	$37,943	$47,608

Liabilities and stockholders' equity
Current liabilities
Accounts payable	$2,569	$4,293
Accrued expenses	2,807	1,307
Payroll liabilities	943	1,558
Other current liabilities	1,138	1,097
Total current liabilities	7,457	8,255
Total liabilities	7,457	8,255

Commitments and contingencies	—	—

Stockholders' equity
Convertible preferred stock - $0.001 par value; 10,000,000 shares authorized; 577 shares issued and outstanding as of March 31, 2026 and December 31, 2025	—	—
Common stock - $0.18 par value; 350,000,000 shares authorized; 8,611,361 shares issued and outstanding as of March 31, 2026 and December 31, 2025	1,550	1,550
Additional paid-in capital	286,562	285,840
Treasury stock, at cost; 88,003 shares of common stock at March 31, 2026 and December 31, 2025	(1,475)	(1,475)
Accumulated deficit	(256,151)	(246,562)
Total stockholders' equity	30,486	39,353
Total liabilities and stockholders' equity	$37,943	$47,608

ATOSSA THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(amounts in thousands, except share and per share data)

(Unaudited)

	For the Three Months Ended March 31,
	2026	2025
Operating expenses
Research and development	$4,779	$4,157
General and administrative	5,091	3,257
Total operating expenses	9,870	7,414
Operating loss	(9,870)	(7,414)
Interest income	309	720
Other expense, net	(28)	(24)
Loss before income taxes	(9,589)	(6,718)
Income tax benefit	—	—
Net loss	$(9,589)	$(6,718)
Net loss per share of common stock - basic and diluted	$(1.11)	$(0.78)
Weighted average shares outstanding used to compute net loss per share - basic and diluted	8,622,289	8,622,289